Exhibit 99.1
FOR IMMEDIATE RELEASE

Q2 Holdings, Inc. Announces First Quarter 2024 Financial Results

AUSTIN, Texas (May 1, 2024)—Q2 Holdings, Inc. (NYSE:QTWO), a leading provider of digital transformation solutions for financial services, today announced results for its first quarter ending March 31, 2024.

GAAP Results for the First Quarter 2024

•Revenue for the first quarter of $165.5 million, up 8 percent year-over-year and up 2 percent from the fourth quarter of 2023.

•GAAP gross margin for the first quarter of 49.7 percent, up from 47.9 percent in the prior-year quarter and down from 50.2 percent in the fourth quarter of 2023.

•GAAP net loss for the first quarter of $13.8 million compared to GAAP net loss of $0.5 million for the prior-year quarter, which included a one-time gain of $19.9 million from the partial repurchase of convertible senior notes, and net loss of $18.1 million for the fourth quarter of 2023.

Non-GAAP Results for the First Quarter 2024

•Non-GAAP revenue for the first quarter of $165.5 million, up 8 percent year-over-year and up 2 percent from the fourth quarter of 2023.

•Non-GAAP gross margin for the first quarter of 54.9 percent, up from 54.0 percent for the prior-year quarter and down from 56.0 percent for the fourth quarter of 2023.

•Adjusted EBITDA for the first quarter of $25.2 million, up from $16.5 million for the prior-year quarter and $23.2 million for the fourth quarter of 2023.

For a reconciliation of our GAAP to non-GAAP results, please see the tables below.

“We had a strong start to the year with highlights across the business,” said Q2 CEO Matt Flake. “We saw continued favorable sales execution with a broad mix of new and expansion wins in the quarter. Our single-platform approach that allows customers to serve both retail and commercial users, paired with the strength and diversity of our customer base, continues to drive meaningful expansion opportunities as a complement to our net new execution. And as we continue to execute on our profitable growth strategy, we believe we're well positioned to drive long-term value creation.”

First Quarter Highlights

•Signed four Tier 1 digital banking contracts including:
◦Two new banks to utilize our retail and SMB solutions, with one also adding commercial in their initial agreement.
◦Two expansion agreements with existing customers, resulting in both customers now utilizing the Q2 digital banking platform for retail, SMB and commercial solutions.

•Signed a greater number of total Tier 2 and 3 digital banking contracts during the quarter, compared to any quarter in 2023.

•Signed two Tier 1 expansion deals with existing customers utilizing our relationship pricing solutions.

•Subscription Annualized Recurring Revenue increased to $615.1 million, up 18 percent year-over-year from $521.3 million at the end of the first quarter of 2023.

•Remaining Performance Obligations total, or Backlog, increased by $83 million sequentially, resulting in a total committed Backlog of approximately $1.9 billion at quarter-end, representing 5 percent sequential growth and 25 percent year-over-year growth.

Q2's Digital Banking Platform servicing Retail, Small-to-Medium Business (SMB) and Commercial Solutions Continues to Drive New Customer Wins and Expansion Opportunities

Q2's single-platform approach, developed over two decades, enables financial institutions to serve retail, small business, and commercial customers with one solution. With Q2, customers can optimize their operations by merging various systems into one cohesive platform. This consolidation enhances the user experience and empowers customers to leverage our comprehensive technology ecosystem to boost operational efficiencies.

Q2’s single platform also enables key elements of Q2’s product strategy, such as Q2 Innovation Studio, which allows customers to swiftly introduce new digital banking solutions to their end users and was included in every net new digital banking win in the quarter. Integration with Q2 Innovation Studio’s growing partner ecosystem provides the opportunity for real financial impact for financial institutions, with several customers reporting they have seen combined revenue share and cost savings from the platform that exceed more than half of the contractual fees they pay for their Q2 solutions.

After a record sales and bookings performance in the fourth quarter of 2023, the benefits of Q2’s single-platform approach continued to drive net new sales momentum in the first quarter of 2024, with a strong concentration of Tier 2 digital banking deals and two net new Tier 1 wins.

In addition to driving net new sales success, Q2’s single platform and broad, diverse customer base create significant expansion opportunities with existing customers. For example, during the first quarter, Q2 closed two significant Tier 1 cross-sales where an existing customer that began with one aspect of the platform (e.g., retail) purchased the other (e.g., commercial). In one of these cases, contracted cross-sale revenue more than doubled the expected revenue contribution of the customer relationship.

Q2 estimates that its customer base, spanning approximately 1,400 customers, presents an expansion opportunity of $3 billion in ARR, with nearly one-third of that from Tier 1 customers alone.

“For the first quarter, we delivered both revenue and adjusted EBITDA results above the high end of our guidance,” said Q2 CFO David Mehok. “Our results were driven from subscription revenue associated with bookings and strong organic growth, complemented by cost efficiencies across the business. We are raising our full-year outlook for both revenue and adjusted EBITDA as we continue to execute on our longer-term financial targets.”

Financial Outlook

As of May 1, 2024, Q2 Holdings is providing guidance for its second quarter of 2024 and updated guidance for its full-year 2024, which represents Q2 Holdings’ current estimates on Q2 Holdings’ operations and financial results. The financial information below represents forward-looking, non-GAAP financial information, including estimates of non-GAAP revenue and adjusted EBITDA. GAAP net loss is the most comparable GAAP measure to adjusted EBITDA. Adjusted EBITDA differs from GAAP net loss in that it excludes items such as depreciation and amortization, stock-based compensation, transaction-related costs, interest and other (income) expense, income taxes, lease and other restructuring charges, gain on extinguishment of debt and the impact to deferred revenue from purchase accounting. Q2 Holdings is unable to predict with reasonable certainty the ultimate outcome of these exclusions without unreasonable effort. Therefore, Q2 Holdings has not provided guidance for GAAP net loss or a reconciliation of the forward-looking adjusted EBITDA guidance to GAAP net loss. However, it is important to note that these excluded items could be material to our results computed in accordance with GAAP in future periods.

Q2 Holdings is providing guidance for its second quarter of 2024 as follows:

•Total non-GAAP revenue of $169.0 million to $172.0 million, which would represent year-over-year growth of 9 percent to 11 percent.

•Adjusted EBITDA of $26.0 million to $28.0 million, representing 15 to 16 percent of non-GAAP revenue for the quarter.

Q2 Holdings is providing updated guidance for the full-year 2024 as follows:

•Total non-GAAP revenue of $686.0 million to $692.0 million, which would represent year-over-year growth of 10 to 11 percent.

•Adjusted EBITDA of $110.0 million to $114.0 million, representing 16 to 17 percent of non-GAAP revenue for the year.

Conference Call Details

Date:	Wednesday, May 1, 2024
Time:	5:00 p.m. EDT
Hosts:	Matt Flake, CEO / David Mehok, CFO / Kirk Coleman, President / Jonathan Price, EVP Strategy and Emerging Businesses
Conference Call Registration:	https://registrations.events/direct/Q4I608108
Webcast Registration:	https://events.q4inc.com/attendee/788097979

All participants must register using the above links (either the webcast or conference call). A webcast of the conference call and financial results will be accessible from the investor relations section of the Q2 website at http://investors.Q2.com/. In addition, a live conference call dial-in will be available upon registration. Participants should dial in at least 10 minutes before the start of the conference call. An archived replay of the webcast will be available on this website for a limited time after the call. Q2 has used, and intends to continue to use, its investor relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Q2 Holdings, Inc.

Q2 is a leading provider of digital transformation solutions for financial services, serving banks, credit unions, alternative finance companies, and fintechs in the U.S. and internationally. Q2 enables its financial institutions and fintech companies to provide comprehensive, data-driven digital engagement solutions for consumers, small businesses and corporate clients. Headquartered in Austin, Texas, Q2 has offices worldwide and is publicly traded on the NYSE under the stock symbol QTWO. To learn more, please visit Q2.com. Follow us on LinkedIn and X to stay up to date.

Use of Non-GAAP Measures

Q2 uses the following non-GAAP financial measures: non-GAAP revenue; adjusted EBITDA; adjusted EBITDA margin; non-GAAP gross margin; non-GAAP gross profit; non-GAAP sales and marketing expense; non-GAAP research and development expense; non-GAAP general and administrative expense; non-GAAP operating expense; non-GAAP operating income (loss); and free cash flow. Management believes that these non-GAAP financial measures are useful measures of operating performance because they exclude items that Q2 does not consider indicative of its core performance.

In the case of non-GAAP revenue, Q2 adjusts revenue to exclude the impact to deferred revenue from purchase accounting adjustments. In the case of adjusted EBITDA, Q2 adjusts net loss for such items as interest and other (income) expense, taxes, depreciation and amortization, stock-based compensation, transaction-related costs, lease and other restructuring charges, gain on extinguishment of debt and the impact to deferred revenue from purchase accounting. In the case of adjusted EBITDA margin, Q2 calculates adjusted EBITDA margin by dividing adjusted EBITDA by non-GAAP revenue. In the case of non-GAAP gross margin and non-GAAP gross profit, Q2 adjusts gross profit and gross margin for stock-based compensation, amortization of acquired technology, transaction-related costs, lease and other restructuring charges and the impact to deferred revenue from purchase accounting. In the case of non-GAAP sales and marketing expense, non-GAAP research and development expense, and non-GAAP general and administrative expense, Q2 adjusts the corresponding GAAP expense to exclude stock-based compensation. Non-GAAP operating expense is calculated by taking the sum of non-GAAP sales and marketing expenses, non-GAAP research and development expense, and non-GAAP general and administrative expense. In the case of non-GAAP operating income (loss), Q2 adjusts operating income (loss), for stock-based compensation, transaction-related costs, amortization of acquired technology, amortization of acquired intangibles, lease and other restructuring charges, and the impact to deferred revenue from purchase accounting. In the case of free cash flow, Q2 adjusts net cash provided by (used in) operating activities for purchases of property and equipment and capitalized software development costs.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income (loss). As a result, these non-GAAP financial measures have limitations and should be considered in addition to, not as a substitute for or superior to, the closest GAAP measures, or other financial measures prepared in accordance with GAAP. A reconciliation to the closest GAAP measures of these non-GAAP measures is contained in tabular form on the attached unaudited condensed consolidated financial statements.

Q2’s management uses these non-GAAP measures as measures of operating performance; to prepare Q2’s annual operating budget; to allocate resources to enhance the financial performance of Q2’s business; to evaluate the effectiveness of Q2’s business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of Q2’s results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communication with our board of directors concerning Q2’s financial performance.

Forward-looking Statements

This press release contains forward-looking statements, including statements about: the ability of Q2’s single-platform approach to allow customers to serve both retail and commercial users and drive meaningful expansion opportunities; Q2’s continued net new sales execution; Q2’s ability to deliver on its profitable growth strategy; Q2’s ability to achieve long-term value creation; the benefits and capabilities of Q2's single-platform approach and Q2 Innovation Studio; the expansion opportunity associated with Q2’s customer base; and Q2’s quarterly and annual financial guidance. The forward-looking statements contained in this press release are based upon Q2’s historical performance and its current plans, estimates, and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include risks related to: (a) global macroeconomic uncertainties and challenges in the financial services industry and credit markets, including as a result of recent bank failures, inflation, higher interest rates and any potential additional monetary policy measures and their potential impacts on Q2's prospects' and customers' operations, the timing of prospect and customer implementations and purchasing decisions, Q2's business sales cycles and on account holder or end user, or End User, usage of Q2's solutions; (b) the risk of increased or new competition in Q2's existing markets and as Q2 enters new markets or new segments of existing markets, or as Q2 offers new solutions; (c) the risks associated with the development of Q2's solutions and changes to the market for Q2's solutions compared to Q2's expectations; (d) quarterly fluctuations in Q2's operating results relative to Q2's expectations and guidance and the accuracy of Q2's forecasts; (e) the risks and increased costs associated with managing growth and global operations, including hiring, training, retaining and motivating employees to support such growth, particularly in light of recent macroeconomic challenges, including increased competition for talent, employee turnover, labor shortages and wage inflation; (f) the risks associated with Q2's transactional business which are typically driven by End-User behavior and can be influenced by external drivers outside of Q2's control; (g) the risks associated with effectively managing Q2's business and cost structure in an uncertain macroeconomic environment, including as a result of challenges in the financial services industry and the effects of seasonality and unexpected trends; (h) the risks associated with geopolitical uncertainties, including the heightened risk of state-sponsored cyberattacks or cyber fraud on financial services and other critical infrastructure, and political uncertainty or discord, including related to the 2024 U.S. presidential election; (i) the risks associated with accurately forecasting and managing the impacts of any macroeconomic downturn or challenges in the financial services industry on Q2's customers and their End Users, including in particular the impacts of any downturn on financial technology companies, or FinTechs, or alternative finance companies, or Alt-FIs, and Q2's arrangements with them, which represent a newer market opportunity for Q2, a more complex revenue model for Q2 and which may be more vulnerable to an economic downturn than Q2's financial institution customers; (j) the challenges and costs associated with selling, implementing and supporting Q2's solutions, particularly for larger customers with more complex requirements and longer implementation processes, including risks related to the timing and predictability of sales of Q2's solutions and the impact that the timing of bookings may have on Q2's revenue and financial performance in a period; (k) the risk that errors, interruptions or delays in Q2's solutions or Web hosting negatively impacts Q2's business and sales; (l) the risks associated with cyberattacks, financial transaction fraud, data and privacy breaches and breaches of security measures within Q2's products, systems and infrastructure or the products, systems and infrastructure of third parties upon which Q2 relies and the resultant costs and liabilities and harm to Q2's business and reputation and Q2's ability to sell Q2's solutions; (m) the difficulties and risks associated with developing and selling complex new solutions and enhancements, including those using artificial intelligence, or AI, with the technical and regulatory specifications and functionality required by Q2's customers and relevant governmental authorities; (n) regulatory risks, including risks related to evolving regulation of AI and machine learning and the receipt, collection, storage, processing and transfer of data; (o) the risks associated with Q2's sales and marketing capabilities, including partner relationships and the length, cost and unpredictability of Q2's sales cycle; (p) the risks inherent in third-party technology and implementation partnerships that could cause harm to Q2's business; (q) the risk that Q2 will not be able to maintain historical contract terms such as pricing and duration; (r) the general risks associated with the complexity of Q2's customer arrangements and Q2's solutions; (s) the risks associated with integrating acquired companies and successfully selling and maintaining their solutions; (t) litigation related to intellectual property and other matters and any related claims, negotiations and settlements; (u) the risks associated with further consolidation in the financial services industry; (v) the risks associated with selling Q2's solutions internationally and with the continued expansion of Q2's international operations; and (w) the risk that Q2's debt repayment obligations may adversely affect Q2's financial condition and that Q2 may not be able to obtain capital when desired or needed on favorable terms.

Additional information relating to the uncertainty affecting the Q2 business is contained in Q2's filings with the Securities and Exchange Commission. These documents are available on the SEC Filings section of the Investor Relations section of Q2's website at http://investors.Q2.com/. These forward-looking statements represent Q2's expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Q2 disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Q2 Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$274,522	$229,655
Restricted cash	4,257	3,977
Investments	63,939	94,353
Accounts receivable, net	54,292	42,899
Contract assets, current portion, net	8,579	9,193
Prepaid expenses and other current assets	15,542	11,625
Deferred solution and other costs, current portion	28,355	27,521
Deferred implementation costs, current portion	9,012	8,741
Total current assets	458,498	427,964
Property and equipment, net	37,871	41,178
Right of use assets	34,957	35,453
Deferred solution and other costs, net of current portion	31,861	26,090
Deferred implementation costs, net of current portion	22,172	21,480
Intangible assets, net	115,249	121,572
Goodwill	512,869	512,869
Contract assets, net of current portion and allowance	11,702	12,210
Other long-term assets	3,208	2,609
Total assets	$1,228,387	$1,201,425

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$49,635	$62,404
Deferred revenues, current portion	132,387	118,723
Lease liabilities, current portion	10,630	10,436
Total current liabilities	192,652	191,563
Convertible notes, net of current portion	490,960	490,464
Deferred revenues, net of current portion	26,851	17,350
Lease liabilities, net of current portion	44,429	45,588
Other long-term liabilities	8,524	7,981
Total liabilities	763,416	752,946

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	1,105,808	1,075,278
Accumulated other comprehensive loss	(1,306)	(1,111)
Accumulated deficit	(639,537)	(625,694)
Total stockholders' equity	464,971	448,479
Total liabilities and stockholders' equity	$1,228,387	$1,201,425

Q2 Holdings, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023

Revenues (1)	$165,508	$153,008
Cost of revenues (2)	83,256	79,711
Gross profit	82,252	73,297

Operating expenses:
Sales and marketing	25,445	28,144
Research and development	34,862	34,425
General and administrative	30,176	24,692
Transaction-related costs	—	12
Amortization of acquired intangibles	4,828	5,262
Lease and other restructuring charges	1,126	1,961
Total operating expenses	96,437	94,496
Loss from operations	(14,185)	(21,199)
Total other income (expense), net (3)	1,897	20,701
Loss before income taxes	(12,288)	(498)
Provision for income taxes	(1,555)	(18)
Net loss	$(13,843)	$(516)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments	126	1,036
Foreign currency translation adjustment	(321)	(17)
Comprehensive income (loss)	$(14,038)	$503

Net loss per common share:
Net loss per common share, basic and diluted	$(0.23)	$(0.01)
Weighted average common shares outstanding, basic and diluted	59,446	57,885

(1) Includes deferred revenue reduction from purchase accounting of zero and $0.1 million for the three months ended March 31, 2024 and 2023, respectively.
(2) Includes amortization of acquired technology of $5.5 million and $5.9 million for the three months ended March 31, 2024 and 2023, respectively.
(3) Includes a gain of $19.9 million related to the early extinguishment of a portion of our 2026 Notes and 2025 Notes for the three months ended March 31, 2023.

Q2 Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(13,843)	$(516)
Adjustments to reconcile net loss to net cash from operating activities:
Amortization of deferred implementation, solution and other costs	6,411	6,069
Depreciation and amortization	17,523	17,543
Amortization of debt issuance costs	496	618
Amortization of premiums and discounts on investments	(371)	(1,097)
Stock-based compensation expense	20,801	18,086
Deferred income taxes	(269)	(526)
Gain on extinguishment of debt	—	(19,312)
Other non-cash items	405	1,576
Changes in operating assets and liabilities	(17,717)	(18,547)
Net cash provided by operating activities	13,436	3,894
Cash flows from investing activities:
Net maturities of investments	30,911	85,073
Purchases of property and equipment	(1,405)	(1,032)
Capitalized software development costs	(6,010)	(6,049)
Net cash provided by investing activities	23,496	77,992
Cash flows from financing activities:
Payment for maturity of 2023 convertible notes	—	(10,908)
Payment for repurchases of convertible notes	—	(149,640)
Proceeds from capped calls related to convertible notes	—	139
Proceeds from the exercise of stock options and ESPP	8,404	90
Net cash provided by (used in) financing activities	8,404	(160,319)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(189)	60
Net increase (decrease) in cash, cash equivalents and restricted cash	45,147	(78,373)
Cash, cash equivalents and restricted cash, beginning of period	233,632	201,902
Cash, cash equivalents and restricted cash, end of period	$278,779	$123,529

Q2 Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
GAAP revenue	$165,508	$153,008
Deferred revenue reduction from purchase accounting	—	116
Non-GAAP revenue	$165,508	$153,124

GAAP gross profit	$82,252	$73,297
Stock-based compensation	3,165	3,373
Amortization of acquired technology	5,504	5,880
Lease and other restructuring charges	7	—
Deferred revenue reduction from purchase accounting	—	116
Non-GAAP gross profit	$90,928	$82,666

Non-GAAP gross margin:
Non-GAAP gross profit	$90,928	$82,666
Non-GAAP revenue	165,508	153,124
Non-GAAP gross margin	54.9%	54.0%

GAAP sales and marketing expense	$25,445	$28,144
Stock-based compensation	(3,871)	(4,260)
Non-GAAP sales and marketing expense	$21,574	$23,884

GAAP research and development expense	$34,862	$34,425
Stock-based compensation	(3,843)	(3,776)
Non-GAAP research and development expense	$31,019	$30,649

GAAP general and administrative expense	$30,176	$24,692
Stock-based compensation	(9,922)	(6,677)
Non-GAAP general and administrative expense	$20,254	$18,015

GAAP operating loss	$(14,185)	$(21,199)
Deferred revenue reduction from purchase accounting	—	116
Stock-based compensation	20,801	18,086
Transaction-related costs	—	12
Amortization of acquired technology	5,504	5,880
Amortization of acquired intangibles	4,828	5,262
Lease and other restructuring charges	1,133	1,961
Non-GAAP operating income	$18,081	$10,118

Reconciliation of GAAP net loss to adjusted EBITDA:
GAAP net loss	$(13,843)	$(516)
Deferred revenue reduction from purchase accounting	—	116
Stock-based compensation	20,801	18,086
Transaction-related costs	—	12
Depreciation and amortization	17,523	17,543
Lease and other restructuring charges	1,133	1,961
Provision for income taxes	1,555	18
Gain on extinguishment of debt	—	(19,869)
Interest and other (income) expense, net	(1,936)	(879)
Adjusted EBITDA	$25,233	$16,472

Adjusted EBITDA margin	15.2%	10.8%

Q2 Holdings, Inc.
Reconciliation of Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023

Net cash provided by (used in) operating activities	$13,436	$3,894
Purchases of property and equipment	(1,405)	(1,032)
Capitalized software development costs	(6,010)	(6,049)
Free cash flow	$6,021	$(3,187)

Q2 Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Revenue Outlook
(in thousands)
(unaudited)

	Q2 2024 Outlook		Full Year 2024 Outlook
	Low	High	Low	High

GAAP revenue	$169,000	$172,000	$686,000	$692,000
Deferred revenue reduction from purchase accounting	—	—	—	—
Non-GAAP revenue	$169,000	$172,000	$686,000	$692,000

MEDIA CONTACT:	INVESTOR CONTACT:
Jean Kondo	Josh Yankovich
Q2 Holdings, Inc.	Q2 Holdings, Inc.
M: +1-510-823-4728	O: +1-512-682-4463
jean.kondo@Q2.com	josh.yankovich@Q2.com